Issuer Free Writing Prospectus

Filed by Nomura Holdings, Inc.

Pursuant to Rule 433

Registration Statement No. 333-229191

March 23, 2021

Nomura Holdings, Inc.

Pricing Term Sheet

$1,250,000,000 1.864% Senior Notes due 2026

Issuer:	Nomura Holdings, Inc.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$1,250,000,000

Expected Security Ratings:*	Baa1 (Moody’s) / BBB+ (S&P)

Trade Date: Settlement Date:	March 23, 2021 March 29, 2021 (T+4)

Issue Date:	March 29, 2021

Maturity Date:	April 10, 2026

Interest Rate:	1.864% per annum, payable semi-annually in arrears

Interest Payment Dates:	April 10 and October 10 of each year, commencing on October 10, 2021 (long first coupon), to and including the Maturity Date, subject to adjustment in accordance with the Business Day Convention.

Interest Period:

The period from and including the immediately preceding Interest Payment Date to but excluding the relevant Interest Payment Date. The first Interest Period will begin on and include the Settlement Date. For purposes of the interest payment on the Maturity Date, the Interest Period will end on (but excluding) the Maturity Date.

Pricing Benchmark:	0.500% due February 28, 2026

Benchmark Spot (Price/Yield):	98-15+ / 0.814%

Spread to Benchmark:	105 basis points

Issue Price:	100.000% of the principal amount

Underwriting Commission:	0.350% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, London, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	Singapore Exchange Securities Trading Limited

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535H AT6

ISIN:	US65535HAT68

Common Code:	231430571

Joint Lead Managers and Joint Bookrunners:**	Nomura Securities International, Inc.

Citigroup Global Markets Inc.

SMBC Nikko Securities America, Inc.

BBVA Securities Inc.

BofA Securities, Inc.

Crédit Agricole Corporate and Investment Bank

Natixis Securities Americas LLC

Rabo Securities USA, Inc.

Société Générale

Standard Chartered Bank

Co-Managers:**	BMO Capital Markets Corp.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Deutsche Bank Securities Inc.

ING Financial Markets LLC

Intesa Sanpaolo S.p.A.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Scotia Capital (USA) Inc.

Swedbank AB (publ)

UBS Securities LLC

UniCredit Capital Markets LLC

Notes:

* A “Baa1” rating by Moody’s is in the higher end of the fourth-highest category of Moody’s ratings. Obligations rated “Baa” are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics. The modifier “1” indicates that the obligation ranks in the higher end of its generic rating category; the modifier “2” indicates a mid-range ranking; and the modifier “3” indicates a ranking in the lower end of that generic rating category.

A “BBB” rating by S&P is the fourth-highest category of S&P rating while a “+” or “-” designation shows the relative standing within the major rating categories. A “BBB” rating by S&P generally indicates that the obligor has adequate capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments.

Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

** One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting your Nomura Sales Representative, Nomura Securities International, Inc., Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316, U.S.A., Telephone: 1-800-638-2268 or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 U.S.A., Telephone: 1-800-831-9146.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

March 23, 2021

Nomura Holdings, Inc.

Pricing Term Sheet

$750,000,000 2.471% Senior Notes due 2028

Issuer:	Nomura Holdings, Inc.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$750,000,000

Expected Security Ratings:*	Baa1 (Moody’s) / BBB+ (S&P)

Trade Date:	March 23, 2021

Settlement Date:	March 29, 2021 (T+4)

Issue Date:	March 29, 2021

Maturity Date:	April 10, 2028

Interest Rate:	2.471% per annum, payable semi-annually in arrears

Interest Payment Dates:	April 10 and October 10 of each year, commencing on October 10, 2021 (long first coupon), to and including the Maturity Date, subject to adjustment in accordance with the Business Day Convention.

Interest Period:

The period from and including the immediately preceding Interest Payment Date to but excluding the relevant Interest Payment Date. The first Interest Period will begin on and include the Settlement Date. For purposes of the interest payment on the Maturity Date, the Interest Period will end on (but excluding) the Maturity Date.

Pricing Benchmark:	1.125% due February 29, 2028

Benchmark Spot (Price/Yield):	99-01 / 1.271%

Spread to Benchmark:	120 basis points

Issue Price:	100.000% of the principal amount

Underwriting Commission:	0.400% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, London, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	Singapore Exchange Securities Trading Limited

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535H AV1

ISIN:	US65535HAV15

Common Code:	232452501

Joint Lead Managers and Joint Bookrunners:**	Nomura Securities International, Inc.

Citigroup Global Markets Inc.

SMBC Nikko Securities America, Inc.

BBVA Securities Inc.

BofA Securities, Inc.

Crédit Agricole Corporate and Investment Bank

Natixis Securities Americas LLC

Rabo Securities USA, Inc.

Société Générale

Standard Chartered Bank

Co-Managers:**	BMO Capital Markets Corp.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Deutsche Bank Securities Inc.

ING Financial Markets LLC

Intesa Sanpaolo S.p.A.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Scotia Capital (USA) Inc.

Swedbank AB (publ)

UBS Securities LLC

UniCredit Capital Markets LLC

Notes:

*A “Baa1” rating by Moody’s is in the higher end of the fourth-highest category of Moody’s ratings. Obligations rated “Baa” are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics. The modifier “1” indicates that the obligation ranks in the higher end of its generic rating category; the modifier “2” indicates a mid-range ranking; and the modifier “3” indicates a ranking in the lower end of that generic rating category.

A “BBB” rating by S&P is the fourth-highest category of S&P rating while a “+” or “-” designation shows the relative standing within the major rating categories. A “BBB” rating by S&P generally indicates that the obligor has adequate capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments.

Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

** One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting your Nomura Sales Representative, Nomura Securities International, Inc., Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316, U.S.A., Telephone: 1-800-638-2268 or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 U.S.A., Telephone: 1-800-831-9146.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.

March 23, 2021

Nomura Holdings, Inc.

Pricing Term Sheet

$1,250,000,000 2.919% Senior Notes due 2031

Issuer:	Nomura Holdings, Inc.

Type of Securities:	Senior unsecured fixed rate notes

Principal Amount:	$1,250,000,000

Expected Security Ratings:*	Baa1 (Moody’s) / BBB+ (S&P)

Trade Date:	March 23, 2021

Settlement Date:	March 29, 2021 (T+4)

Issue Date:	March 29, 2021

Maturity Date:	April 10, 2031

Interest Rate:	2.919% per annum, payable semi-annually in arrears

Interest Payment Dates:	April 10 and October 10 of each year, commencing on October 10, 2021 (long first coupon), to and including the Maturity Date, subject to adjustment in accordance with the Business Day Convention.

Interest Period:

The period from and including the immediately preceding Interest Payment Date to but excluding the relevant Interest Payment Date. The first Interest Period will begin on and include the Settlement Date. For purposes of the interest payment on the Maturity Date, the Interest Period will end on (but excluding) the Maturity Date.

Pricing Benchmark:	1.125% due February 15, 2031

Benchmark Spot (Price/Yield):	95-16 / 1.619%

Spread to Benchmark:	130 basis points

Issue Price:	100.000% of the principal amount

Underwriting Commission:	0.450% of the principal amount

Day Count Convention:	30/360

Business Day:	New York, London, Tokyo

Business Day Convention:	Following, unadjusted

Listing:	Singapore Exchange Securities Trading Limited

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535H AU3

ISIN:	US65535HAU32

Common Code:	231430890

Joint Lead Managers and Joint Bookrunners:**	Nomura Securities International, Inc.

Citigroup Global Markets Inc.

SMBC Nikko Securities America, Inc.

BBVA Securities Inc.

BofA Securities, Inc.

Crédit Agricole Corporate and Investment Bank

Natixis Securities Americas LLC

Rabo Securities USA, Inc.

Société Générale

Standard Chartered Bank

Co-Managers:**	BMO Capital Markets Corp.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Deutsche Bank Securities Inc.

ING Financial Markets LLC

Intesa Sanpaolo S.p.A.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Scotia Capital (USA) Inc.

Swedbank AB (publ)

UBS Securities LLC

UniCredit Capital Markets LLC

Notes:

* A “Baa1” rating by Moody’s is in the higher end of the fourth-highest category of Moody’s ratings. Obligations rated “Baa” are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics. The modifier “1” indicates that the obligation ranks in the higher end of its generic rating category; the modifier “2” indicates a mid-range ranking; and the modifier “3” indicates a ranking in the lower end of that generic rating category.

A “BBB” rating by S&P is the fourth-highest category of S&P rating while a “+” or “-” designation shows the relative standing within the major rating categories. A “BBB” rating by S&P generally indicates that the obligor has adequate capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments.

Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the relevant rating agencies.

** One or more of the underwriters may not be U.S.-registered broker-dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities offered in this offering may be obtained by contacting your Nomura Sales Representative, Nomura Securities International, Inc., Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316, U.S.A., Telephone: 1-800-638-2268 or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 U.S.A., Telephone: 1-800-831-9146.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK. See “Prohibition of Sales to EEA Retail Investors” and “Prohibition of Sales to UK Retail Investors” in the preliminary prospectus supplement.